Exhibit 99

HILLSHIRE BRANDS REPORTS STRONG SECOND QUARTER;
EXPECTS EPS TO BE NEAR HIGH END OF PREVIOUS RANGE

CHICAGO, IL (January 30, 2014) - The Hillshire Brands Company (NYSE: HSH) today reported results for the second quarter and first six months of fiscal year 2014.

•	Second quarter net sales increased 2.1% to $1.1 billion

•	Adjusted[1] operating income of $139 million, up 9.0%; reported operating income increased 16.9% to $116 million

•	Adjusted diluted EPS of $0.66, up 6.5%; reported diluted EPS from continuing operations of $0.91 up 93.6%

•	Fiscal 2014 adjusted diluted EPS now expected to be near the high end of the previous range

CEO Perspective
“I’m pleased to report a strong second quarter,” said Sean Connolly, president and chief executive officer of The Hillshire Brands Company. “Despite significant input cost inflation, both sales and profit exceeded our expectations. This reflects the strong ongoing progress our team is making to build our brands and improve our cost efficiencies. We are now well into the second year of our plan and achieving our goal of delivering strong and sustainable shareholder returns.”

“During the quarter, we implemented pricing actions on the businesses most affected by inflation. Encouragingly, the volume impact we saw was more modest than expected, with most consumers remaining loyal to our brands. The associated benefit, along with strong supply chain productivity and timing of expenses, enabled us to deliver strong performance on the bottom line.”

“As we’ve moved into the second half, our pricing actions have become more broad-based. This reflects our revised expectation of significantly higher input cost inflation throughout the remainder of the fiscal year. We’ve also increased our investment plans for second-half MAP to further support our core brands and exciting new innovations.”

“Given this strong first-half performance will be partially offset by our higher second-half investment plans, we now expect EPS to be near the high end of the previously provided guidance range. We also continue to expect sales for the full year to increase slightly, despite the near-term volume pressure we anticipate from additional pricing.”

Discussion of Continuing Operations Results
Net sales of $1.1 billion were up 2.1% versus the prior year’s second quarter as positive price/mix in both the Retail and Foodservice/Other segments more than offset volume declines resulting largely from pricing actions. Planned declines in commodity turkey sales also contributed to the volume declines in the Foodservice/Other segment. Adjusted operating income of $139 million increased 9.0% over the prior year as pricing actions, lower MAP, cost efficiencies/favorability, and timing of SG&A and corporate expenses more than offset significant input cost inflation. Reported operating income was $116 million, up 16.9% from the prior year’s second quarter.

1 The term “adjusted operating income” and other financial measures identified as “adjusted” are explained and reconciled to comparable GAAP measures at the end of this release.

Hillshire Brands Reports Strong Second Quarter - Page 2

On a year-to-date basis, net sales of $2.1 billion were up 1.6% versus the prior-year period as positive price/mix more than offset volume declines. Adjusted operating income of $215 million decreased 5.8% versus the prior year’s 44.2% increase as pricing actions and cost efficiencies did not fully offset input cost inflation.

Retail
Retail net sales were up 2.7% in the quarter versus the prior year as favorable price/mix more than offset lower volumes resulting largely from pricing actions. Operating segment income increased 2.8% versus the prior year’s 23.2% increase as increased sales, lower MAP, cost efficiencies/favorability, and timing of SG&A expenses more than offset higher input costs.

Jimmy Dean grew both volume and sales of frozen breakfast sandwiches and other frozen convenience items by double digits in the quarter. Jimmy Dean flatbread, which launched last January, continues to expand distribution and is performing well. Aidells also showed double-digit volume and sales growth behind new innovation and expanded distribution of meatball offerings. Hillshire Farm lunchmeat performed well, delivering flat volume versus the prior year’s strong increase.

MAP was down $9 million in the quarter, reflecting a shift on certain businesses from advertising to merchandising support, aligning the timing of MAP investment with second-half innovation launches, and increased efficiency.

Foodservice/Other
Net sales showed a slight increase of 0.3% from the prior year's comparable quarter as favorable price/mix offset volume declines. Excluding commodity meat sales, net sales increased 0.7%. Operating segment income increased 10.9% versus the prior year’s 8.5% increase as the segment maintained a rigorous approach to cost management.

The business saw strong performance in desserts, where double-layer Luxe Layer pies are exceeding expectations and Bistro branded desserts sales are up double digits. The business also launched new innovation in the C-store channel, including a Jimmy Dean convenience breakfast sausage that is performing well. Overall, however, the macroeconomic environment remains challenging and the outlook for the segment remains modest.

Corporate
Excluding significant items, corporate expenses for the quarter totaled $7 million behind cost favorability, timing of expenses, and $3 million of favorable mark-to-market gains.

Capital Allocation
During the second quarter, the company repurchased 633 thousand common shares for approximately $20 million. On a year-to-date basis, the company has repurchased 933 thousand common shares for approximately $30 million.

Outlook
The company’s fiscal 2014 adjusted diluted EPS is now expected to be near the high end of the previously provided range as first-half over-delivery is partially offset by expense timing, investments, and higher than expected second-half inflation. Net sales are still expected to grow slightly as back-half innovation and higher than previously planned MAP investments help offset anticipated volume softness as consumers adapt to higher price points. As second-half input cost inflation is now expected to be significantly higher, the company expects second-half gross margin to be relatively consistent with the first half.

Corporate expenses are now expected to be between $50-$55 million, excluding significant items and mark-to-market adjustments. The company also expects an effective tax rate of 35-36% and continues to expect net interest expense of approximately $40 million.

Webcast
The Hillshire Brands Company's review of its second quarter fiscal year 2014 results will be broadcast live via the Internet today at 9:30 a.m. CST. The live webcast, together with the slides reviewed during the webcast, can be accessed in the Investor Relations section on www.hillshirebrands.com. For people who are unable to listen to the webcast live, a recording will be available on the website at 2:00 p.m. CST on the day of the webcast until July 31, 2014.

Hillshire Brands Reports Strong Second Quarter - Page 3

About The Hillshire Brands Company
The Hillshire Brands Company (NYSE: HSH) is a leader in branded, convenient foods. The company generated approximately $4 billion in annual sales in fiscal 2013, has more than 9,000 employees, and is based in Chicago, IL. Hillshire Brands’ portfolio includes iconic brands such as Jimmy Dean, Ball Park, Hillshire Farm, State Fair, Sara Lee frozen bakery and Chef Pierre pies, as well as artisanal brands Aidells, Gallo Salame and Golden Island premium jerky. For more information on the company, please visit www.hillshirebrands.com.
####

Forward-Looking Statements
This release contains forward-looking statements regarding Hillshire Brands' business prospects and future financial results and metrics, including statements contained under the heading “CEO Perspective,” and “Outlook.” Forward-looking statements are typically preceded by terms such as “will,” “anticipates,” “intends,” “expects,” “plans,” “likely” or “believes” and other similar terms. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events and are inherently uncertain.
Investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements, and the company wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Hillshire Brands' actual results to differ from such forward-looking statements are those described under Item 1A, Risk Factors, in Hillshire Brands' most recent Annual Report on Form 10-K, as well as factors relating to:

•
The consumer marketplace, such as (i) intense competition, including advertising, promotional and price competition; (ii) changes in consumer behavior due to economic conditions, such as a shift in consumer demand toward private label; (iii) fluctuations in raw material costs, Hillshire Brands' ability to increase or maintain product prices in response to cost fluctuations and the impact on profitability; (iv) the impact of various food safety issues and regulations on sales and profitability of Hillshire Brands' products; and (v) inherent risks in the marketplace associated with product innovations, including uncertainties related to execution and trade and consumer acceptance;

•
Hillshire Brands' relationship with its customers, such as (i) a significant change in Hillshire Brands' business with any of its major customers, such as Wal-Mart, its largest customer; and (ii) credit and other business risks associated with customers operating in a highly competitive retail environment;

•	Hillshire Brands' spin-off of its international coffee and tea business in June 2012, including potential tax liabilities and other indemnification obligations; and

•
Other factors, such as (i) Hillshire Brands' ability to generate margin improvement through cost reduction and productivity improvement initiatives; (ii) Hillshire Brands' credit ratings, the impact of Hillshire Brands' capital plans on such credit ratings and the impact these ratings and changes in these ratings may have on Hillshire Brands' cost to borrow funds and access to capital/debt markets; and (iii) the settlement of a number of ongoing reviews of Hillshire Brands' income tax filing positions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which Hillshire Brands transacts or has transacted business.

Hillshire Brands Reports Strong Second Quarter - Page 4

Income Statement Summary: Reported to Adjusted
For the Second Quarter ended December 28, 2013 and December 29, 2012 (in millions, except per share data—unaudited)

	Second Quarter ended
	December 28, 2013			December 29, 2012
	Reported	Significant Items	Adjusted(1)	Reported	Significant Items	Adjusted(1)
Continuing Operations:
Retail	$799		$799	$777		$777
Foodservice/Other	283		283	283		283
Net sales	1,082		1,082	1,060		1,060
% change from prior year	2.1%		2.1%

Cost of Sales	757	6	751	728	1	727
Gross Profit	325	(6)	331	332	(1)	333
Gross Margin	30.0%		30.5%	31.3%		31.4%
SG&A
MAP	33	—	33	42	—	42
SG&A (excluding MAP)	169	10	159	182	18	164

Net charges for exit activities, asset and business dispositions	7	7	—	9	9	—

Total operating income	116	(23)	139	99	(28)	127
% change from prior year	16.9%		9.0%
Operating Margin	10.7%		12.8%	9.3%		12.0%

Net interest expense	9	—	9	10	—	10
Income tax expense (benefit)	(7)	(55)	48	31	(10)	41
Income from continuing operations	$114	$32	$82	$58	$(18)	$76
% change from prior year	94.8%		7.9%
Net Margin	10.5%		7.6%	5.5%		7.2%
Reconciliation from operating segment income to operating income:
Retail	$115		$115	$112		$112
Foodservice/Other	31		31	28		28
Operating segment income	146		146	140		140

General corporate expense	(9)	—	(9)	(8)	—	(8)
Mark-to-market derivative gains/(losses)	3	—	3	(4)	—	(4)
Amortization of trademarks/intangibles	(1)	—	(1)	(1)	—	(1)
Significant items	(23)	(23)	—	(28)	(28)	—
Total operating income	$116	$(23)	$139	$99	$(28)	$127
Average Shares Outstanding
Basic	123		123	123		123
Diluted	124		124	123		123
Earnings per share of common stock from continuing operations
Basic	$0.92	$0.25	$0.67	$0.47	$(0.15)	$0.62
% change from prior year	95.7%		8.1%

Diluted	$0.91	$0.25	$0.66	$0.47	$(0.15)	$0.62
% change from prior year	93.6%		6.5%

(1)	Represents a non-GAAP financial measure. See detailed explanation of these and other non-GAAP measures at end of this release.

Hillshire Brands Reports Strong Second Quarter - Page 5

Income Statement Summary: Reported to Adjusted
For the Six Months ended December 28, 2013 and December 29, 2012 (in millions, except per share data—unaudited)

	Six Months ended
	December 28, 2013			December 29, 2012
	Reported	Significant Items	Adjusted(1)	Reported	Significant Items	Adjusted(1)
Continuing Operations:
Retail	$1,513		$1,513	$1,496		$1,496
Foodservice/Other	553		553	538		538
Net sales	2,066		2,066	2,034		2,034
% change from prior year	1.6%		1.6%

Cost of Sales	1,476	9	1,467	1,408	4	1,404
Gross Profit	590	(9)	599	626	(4)	630
Gross Margin	28.6%		29.0%	30.8%		31.0%
SG&A
MAP	73	—	73	88	—	88
SG&A (excluding MAP)	336	25	311	349	35	314

Net charges for exit activities, asset and business dispositions	10	10	—	6	6	—

Total operating income	171	(44)	215	183	(45)	228
% change from prior year	(7.1)%		(5.8)%
Operating Margin	8.3%		10.4%	9.0%		11.2%

Net interest expense	20	—	20	19	—	19
Income tax expense (benefit)	8	(62)	70	57	(16)	73
Income from continuing operations	$143	$18	$125	$107	$(29)	$136
% change from prior year	33.2%		(7.4)%
Net Margin	6.9%		6.1%	5.3%		6.7%
Reconciliation from operating segment income to operating income:
Retail	$175		$175	$196		$196
Foodservice/Other	56		56	53		53
Operating segment income	231		231	249		249

General corporate expense	(19)	—	(19)	(20)	—	(20)
Mark-to-market derivative gains/(losses)	5	—	5	1	—	1
Amortization of trademarks/intangibles	(2)	—	(2)	(2)	—	(2)
Significant items	(44)	(44)	—	(45)	(45)	—
Total operating income	$171	$(44)	$215	$183	$(45)	$228
Average Shares Outstanding
Basic	123		123	122		122
Diluted	124		124	123		123
Earnings per share of common stock from continuing operations
Basic	$1.16	$0.14	$1.02	$0.88	$(0.23)	$1.11
% change from prior year	31.8%		(8.1)%

Diluted	$1.15	$0.14	$1.01	$0.87	$(0.23)	$1.10
% change from prior year	32.2%		(8.2)%

(1)	Represents a non-GAAP financial measure. See detailed explanation of these and other non-GAAP measures at end of this release.

Hillshire Brands Reports Strong Second Quarter - Page 6

Net Sales Bridge
For the Quarter and Six Months ended December 28, 2013 (unaudited)

The following table illustrates the components of the change in net sales versus the prior year:

Second quarter ended December 28, 2013	Retail	Foodservice/ Other	Total Company
Volume	(1.8)%	(6.0)%	(3.2)%
Price/Mix	3.8	6.3	4.8
Organic sales change	2.0	0.3	1.6
Acquisitions	0.7	—	0.5
Total Net Sales Change	2.7%	0.3%	2.1%

First Six Months ended December 28, 2013	Retail	Foodservice/ Other	Total Company
Volume	(1.2)%	(3.0)%	(1.8)%
Price/Mix	1.9	5.9	3.1
Organic sales change	0.7	2.9	1.3
Acquisitions	0.4	—	0.3
Total Net Sales Change	1.1%	2.9%	1.6%

See detailed explanation of this and other non-GAAP measures in this release.

Hillshire Brands Reports Strong Second Quarter - Page 7

Condensed Consolidated Balance Sheet Data
At December 28, 2013 and June 29, 2013 (in millions—unaudited)

	December 28, 2013	June 29, 2013
Assets
Cash and equivalents	$205	$400
Short term investments	192	—
Trade accounts receivable, less allowances	221	219
Inventories	276	313
Current deferred income taxes	98	71
Income tax receivable	—	18
Other current assets	80	85
Total current assets	1,072	1,106
Property, net of accumulated depreciation of $1,238 and $1,185, respectively	811	818
Trademarks and other identifiable intangibles	136	121
Goodwill	371	348
Deferred income taxes	62	20
Other noncurrent assets	22	21
	$2,474	$2,434
Liabilities and Equity
Accounts payable	$266	$295
Accrued liabilities	324	357
Current maturities of long-term debt	108	19
Total current liabilities	698	671
Long-term debt	840	932
Pension obligation	112	119
Other liabilities	256	228
Equity
Hillshire Brands common stockholders’ equity	568	484
	$2,474	$2,434

Hillshire Brands Reports Strong Second Quarter - Page 8

Consolidated Statements of Cash Flows
For the Six Months ended December 28, 2013 and December 29, 2012 (in millions—unaudited)

	Six Months ended
	December 28, 2013	December 29, 2012
Operating activities -
Net income	$144	$118
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	67	78
Amortization	11	8
Net gain on business dispositions	—	(9)
Increase (decrease) in deferred income taxes	(74)	18
Other	16	(6)
Changes in current assets and liabilities, net of businesses acquired and sold:
Trade accounts receivable	(2)	6
Inventories	38	(18)
Other current assets	5	16
Accounts payable	(36)	(57)
Accrued liabilities	(33)	(57)
Accrued taxes	38	32
Net cash from operating activities	174	129
Investing activities—
Purchases of property and equipment	(59)	(79)
Purchases of software and other intangibles	(6)	(3)
Acquisition of businesses	(35)	—
Dispositions of businesses and investments	—	16
Cash from (used in) derivative transactions	(1)	3
Cash used to invest in short-term investments	(269)	—
Cash received from maturing short-term investments	76	—
Sales of assets	—	1
Net cash used in investing activities	(294)	(62)
Financing activities—
Issuances of common stock	2	39
Purchase of common stock	(30)	—
Repayments of other debt and derivatives	(10)	(5)
Payments of dividends	(37)	(31)
Net cash from (used in) financing activities	(75)	3
(Decrease) / Increase in cash and equivalents	(195)	70
Less: Cash balances of discontinued operations at end of period	—	(6)
Cash and equivalents at beginning of year	400	235
Cash and equivalents at end of period	$205	$299
Supplemental cash flow data:
Cash paid for restructuring actions	$43	$48
Cash contributions to pension plans	3	3
Cash paid for income taxes	44	6

Hillshire Brands Reports Strong Second Quarter - Page 9

Significant Items
Quarter Ended December 28, 2013 and December 29, 2012 (in millions, except per share data—unaudited)

	Quarter Ended December 28, 2013			Quarter Ended December 29, 2012
(In millions, except per share data)	Pretax Impact	Net Income (Loss) (2)	Diluted EPS Impact(1)	Pretax Impact	Net Income (Loss) (2)	Diluted EPS Impact(1)
Continuing operations:
Total restructuring actions excluding accelerated depreciation	$(18)	$(11)	$(0.08)	$(15)	$(10)	$(0.08)
Accelerated depreciation	(5)	(3)	(0.02)	(10)	(6)	(0.05)
Other significant items(*)	—	46	0.36	(3)	(2)	(0.01)
Impact of significant items on income from continuing operations	(23)	32	0.25	(28)	(18)	(0.15)
Impact of significant items on income from discontinued operations (**)	2	1	0.01	—	4	0.03
Impact of significant items on net income (loss)	$(21)	$33	$0.26	$(28)	$(14)	$(0.11)

Impact of significant items on income from continuing operations before income taxes
Cost of sales	$(6)			$(1)
Selling, general and administrative expenses	(10)			(18)
Exit and business dispositions	(7)			(9)
Total	$(23)			$(28)
Notes:

(1)	EPS amounts are rounded to the nearest $0.01 and may not add to the total.

(2)	Taxes computed at applicable statutory rates.
* Includes impact from tax settlements, tax valuation allowance adjustments and other costs.
** Includes impact of tax-related matters on dispositions.

Hillshire Brands Reports Strong Second Quarter - Page 10

Significant Items
Six Months ended December 28, 2013 and December 29, 2012 (in millions, except per share data—unaudited)

	Six Months Ended December 28, 2013			Six Months Ended December 29, 2012
(In millions, except per share data)	Pretax Impact	Net Income (Loss) (2)	Diluted EPS Impact(1)	Pretax Impact	Net Income (Loss) (2)	Diluted EPS Impact(1)
Continuing operations:
Total restructuring actions excluding accelerated depreciation	$(35)	$(22)	$(0.17)	$(21)	$(14)	$(0.11)
Accelerated depreciation	(10)	(6)	(0.05)	(21)	(13)	(0.11)
Other significant items(*)	1	46	0.36	(3)	(2)	(0.02)
Impact of significant items on income from continuing operations	(44)	18	0.14	(45)	(29)	(0.23)
Impact of significant items on income from discontinued operations (**)	2	1	0.01	2	6	0.05
Impact of significant items on net income (loss)	$(42)	$19	$0.15	$(43)	$(23)	$(0.19)

Impact of significant items on income from continuing operations before income taxes
Cost of sales	$(9)			$(4)
Selling, general and administrative expenses	(25)			(35)
Exit and business dispositions	(10)			(6)
Total	$(44)			$(45)
Notes:

(1)	EPS amounts are rounded to the nearest $0.01 and may not add to the total.

(2)	Taxes computed at applicable statutory rates.
* Includes impact from tax settlements, tax valuation allowance adjustments and other costs.
** Includes impact from gain on disposition of Fresh Bakery and North American Foodservice businesses and impact of tax-related matters on dispositions.

Hillshire Brands Reports Strong Second Quarter - Page 11

Operating Income Reconciliation: Reported to Adjusted
For the Quarter and Six Months ended December 31, 2011 (in millions, except per share data—unaudited)

	Second Quarter ended				Six Months ended
	December 31, 2011				December 31, 2011
	Reported	Dispositions	Significant Items	Adjusted(1)	Reported	Dispositions	Significant Items	Adjusted(1)
Retail	$91			$91	$149			$149
Foodservice/Other	27			27	49			49
Operating segment income	118			118	198			198

General corporate expense	(19)	—	—	(19)	(37)	—	—	(37)
Mark-to-market derivative gains/(losses)	3	—	—	3	(1)	—	—	(1)
Amortization of trademarks/intangibles	(1)	—	—	(1)	(2)	—	—	(2)
Significant items/dispositions	(78)	3	(81)	—	(111)	7	(118)	—
Total operating income	$23	$3	$(81)	$101	$47	$7	$(118)	$158

(1)	Represents a non-GAAP financial measure. See detailed explanation of these and other non-GAAP measures at end of this release.

Hillshire Brands Reports Strong Second Quarter - Page 12

Explanation of Non-GAAP Financial Measures
Management measures and reports Hillshire Brands’ financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). In this release, Hillshire Brands highlights certain items that have significantly impacted the company’s financial results and uses several non-GAAP financial measures to help investors understand the financial impact of these significant items. Other companies may calculate these non-GAAP financial measures differently than Hillshire Brands.
“Significant items” are income or charges (and related tax impact) that management believes have had or are likely to have a significant impact on the earnings of the applicable business segment or on the total company for the period in which the item is recognized that are not indicative of the company’s core operating results and affect the comparability of underlying results from period to period. Significant items may include, but are not limited to: charges for exit activities; consulting and advisory costs; lease and contractual obligation exit costs; impairment charges; tax charges on deemed repatriated earnings; tax costs and benefits resulting from the disposition of a business; impact of tax law changes; gains on the sale of discontinued operations; changes in tax valuation allowances; and favorable or unfavorable resolution of open tax matters based on the finalization of tax authority examinations or the expiration of statutes of limitations. Management highlights significant items to provide greater transparency into the underlying sales or profit trends of Hillshire Brands or the applicable business segment or discontinued operations and to enable more meaningful comparability between financial results from period to period. Additionally, Hillshire Brands believes that investors desire to understand the impact of these factors to better project and assess the longer term trends and future financial performance of the company.
This release contains certain non-GAAP financial measures that exclude from a financial measure computed in accordance with GAAP the impact of the significant items and the impact of dispositions. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of Hillshire Brands’ business that, when viewed together with Hillshire Brands’ financial results computed in accordance with GAAP, provide a more complete understanding of factors and trends affecting Hillshire Brands’ historical financial performance and projected future operating results, greater transparency of underlying profit trends and greater comparability of results across periods. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
In addition, investors frequently have requested information from management regarding the impact of significant items. Management believes, based on feedback it has received during earnings calls and discussions with investors, that these non-GAAP measures enhance investors’ ability to assess Hillshire Brands’ historical and projected future financial performance. Management also uses certain of these non-GAAP financial measures, in conjunction with the GAAP financial measures, to understand, manage and evaluate our businesses and in planning for and forecasting financial results for future periods. Certain of these measures are also used in determining achievement of compensation under our annual incentive plan. Many of the significant items will recur in future periods; however, the amount and frequency of each significant item varies from period to period.

The following is an explanation of the non-GAAP financial measures presented in this release.
“Adjusted Diluted EPS” excludes from diluted EPS for continuing operations the per share impact of significant items.
“Adjusted Net Sales” for continuing operations for all segments combined or for an indicated business segment excludes from net sales as reported the impact of businesses that have been exited or divested for all periods presented but does not exclude the impact of businesses acquired after the start of the fiscal period presented. Results for businesses acquired are included from the date of acquisition onward.
“Adjusted Operating Income” for continuing operations excludes from operating income the impact of significant items. It also excludes the results of businesses that have been exited or divested for all periods presented but does not exclude the impact of businesses acquired after the start of the fiscal period presented. Results for businesses acquired are included from the date of acquisition onward.

Hillshire Brands Reports Strong Second Quarter - Page 13

“Operating Segment Income” for all business segments combined or for an indicated business segment excludes from the applicable operating segment income measure the impact of significant items recognized by that portion of the business during the fiscal period presented and excludes the results of businesses that have been exited or divested for all periods presented but does not exclude the impact of businesses acquired after the start of the fiscal period presented. Results for businesses acquired are included from the date of acquisition onward.

“Adjusted Income from Continuing Operations” excludes from income from continuing operations the impact of significant items related to continuing operations recognized in the fiscal period presented. It does not exclude the impact of businesses that have been exited or divested and does not exclude the impact of businesses acquired after the start of the fiscal period presented. Results for businesses acquired are included from the date of acquisition onward.

“Adjusted income tax expense (benefit)” excludes from income tax expense (benefit) the impact of significant items. It does not exclude the impact of businesses that have been exited or divested and does not exclude the impact of businesses acquired after the start of the fiscal period presented. Results for businesses acquired are included from the date of acquisition onward.

In addition, we include measures such as “Adjusted Cost of Sales,” “Adjusted Gross Profit,” “Adjusted Gross Margin,” and “Adjusted SG&A (excluding MAP)” which exclude the impact of significant items. These measures also exclude the results of businesses that have been exited or divested for all periods presented but do not exclude the impact of businesses acquired after the start of the fiscal period presented. Results for businesses acquired are included from the date of acquisition onward.